UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 13, 2006

SPATIALIGHT, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

000-19828	16-1363082
(Commission File Number)	(IRS Employer Identification No.)

Five Hamilton Landing, Suite 100, Novato, California	94949
(Address of Principal Executive Offices)	(Zip Code)

(415) 883-1693

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 13, 2006 (the “Termination Date”), SpatiaLight, Inc. (the “Company”) accepted the resignation of Theodore H. Banzhaf as its Executive Vice President of Strategic Planning and as President and Chief Executive Officer of SpatiaLight Technologies, Inc., a non-active wholly-owned subsidiary of the Company, effective immediately. The Company informed Mr. Banzhaf that it is commencing an active search for a full-time Chief Financial Officer and expects that that position will comprise overall responsibility for financial transactions and reporting as well as investor relations activities. Mr. Banzhaf had been serving in the investor relations role.

Mr. Banzhaf’s Employment Agreement with the Company, dated as of July 7, 2003, as amended from time to time, has therefore been terminated as of the Termination Date.

As of the Termination Date, Mr. Banzhaf holds 265,000 options to purchase the Company’s common shares that are currently vested and exercisable at exercise prices of $5.00 with respect to 175,000 options and $12.50 with respect to the remaining 90,000 options (collectively, the “Vested Options”) pursuant to his Time Accelerated Restricted Stock Award Plan (“TARSAP”) made as of July 7, 2003, as amended. Mr. Banzhaf may exercise only those Vested Options by no later than September 13, 2006, at which time any such Vested Options that Mr. Banzhaf has not exercised shall be canceled. Furthermore, effective as of the Termination date, 500,000 options to purchase the Company’s common shares that Mr. Banzhaf holds, which are not vested and exercisable by Mr. Banzhaf as of that date, have been canceled and Mr. Banzhaf shall have no further rights thereto or under his TARSAP and that TARSAP has been terminated as of the Termination Date.

The Company and Mr. Banzhaf are discussing a final severance agreement whereby Mr. Banzhaf may receive three months of additional salary at an annual rate of $360,000.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPATIALIGHT, INC.

Date: June 14, 2006	By:	/s/ ROBERT A. OLINS

Name: Robert A. Olins Title: Chief Executive Officer